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THIS FILING CONSISTS OF AN ARTICLE FROM EUROMONEY MAY 2005

Euromoney May 05

From spin-off to buyout: how Sungard became a record-breaking deal.

Cover Story - May 2005

Sungard’s $11.3 billion leveraged buyout has seven private-equity partners plus investment from the existing management team. Is this a recipe for strategic growth or will it lead to corporate confusion?

Conde: “Our company needs investors with different time horizons”

IN MARCH, Cris Conde, president and CEO of Sungard, was about to go swimming with dolphins with his two daughters in the Mexican resort of Cancún. Then he learnt that word had got out that his company was in negotiations to sell itself to a consortium of private-equity buyers in one of the largest leveraged buyouts in history. “I figured I could take one vacation before we went public [with the deal]. It was 6 am and we had to send out a press release by the opening of the market confirming that we were in discussions about the buyout of the company.” Just a week later, on March 28, Sungard announced that it had agreed the largest private-equity deal since Kohlberg Kravis Roberts (KKR) bought RJR Nabisco in 1989 for $25 billion. It’s not surprising that word of such a large and complex deal leaked out, not least because so many players were involved. First, there was a consortium of an unprecedented seven private-equity buyers: Silver Lake Partners, Bain Capital, Blackstone Group, Goldman Sachs Capital Partners, KKR, Providence Equity Partners and Texas Pacific Group. Deutsche Bank, Morgan Stanley, JPMorgan, Citigroup and Goldman Sachs provided the debt finance and financial advisory services to the consortium members. Then take into account the two law firms advising Sungard, plus Credit Suisse First Boston, which acted as the company’s financial adviser, and Lazard, which provided a fairness opinion on the deal, and it’s easier to isolate the parties that weren’t involved in the $11.3 billion LBO than those that were.

Whole sale initiative

The idea for the deal came about last October when Sungard announced that it wanted to spin off its Availability Services Business (ASB). “We were well along in our plans to spin off ASB as it was very difficult to find investors and sell-side analysts that could understand both the horizontal business model of ASB and the vertical business model of the rest of the company,” says Conde. CSFB was advising Sungard on that transaction when Silver Lake approached CSFB to see if it thought Sungard would be interested in selling the whole company instead. Glenn Hutchins, co-founder and managing member of Silver Lake Partners, which specializes in technology investments and subsequently organized the buying consortium, saw an opportunity. “If the board wanted to maximize the value of the company through this spin-off, it suggested to us that the board would be obliged to consider something such as this which would maximize value for shareholders.” After protracted and hard-fought negotiations, Sungard’s management decided to take the buyout route, invest in the firm alongside the consortium members and ditch the idea of the ASB spin-off. Conde admits that Sungard’s board - having secured premium of close to 50% to its stock price of $36 a share - would have voted for the acquisition whoever the buyers were. But he argues that being private gives the company much more scope to fulfil its long-term objectives. “Our company needs investors with different time horizons,” he says. “When investors are focused on the number of cents difference in your performance from the last quarter, you sometimes don’t even get around to talking about where you’re going to make the dollars.” The consortium might have paid a premium, but Hutchins believes this will pay off over Silver Lake’s longer investment timeframe of five to 10 years. “We are thinking long-term and we have confidence in the company’s value,” he says. Private-equity buyers often come to the table with a zeal for cost-cutting or profit-stripping rather than growth investing. Both sides of the deal insist that’s not the case with Sungard. Hutchins says the reason Silver Lake wanted to put such a large buyer consortium together was so that they could invest as much equity as possible. “We think it’s a better thing to invest equity in a company’s strategy of organic growth rather than leveraging the company up to the hilt.” Meanwhile, Conde points out that the consortium still has a budget for further M&A activity and/or product development. “From my very first meeting with the sponsors, I said I’m very willing to invest a sizeable chunk of my net worth in this, but I need to know you will support our acquisition strategy,” he says. Conde says dealing with the consortium felt no different to dealing with a public company. “I was slightly sceptical of their ability to all work together at first, but in fact, there was a very collaborative and collegiate atmosphere.”

Organisational challenges

However, bringing such a large group of disparate buyers together was problematic. Both Carlyle Group and Thomas H Lee failed to commit to the deal because of the high price/earnings multiple, so the consortium had to find additional private-equity firms to participate. Hutchins describes the whole process of organizing a deal among seven equal partners as “a Herculean effort”. However, he notes that the pooled resources and skills of so many firms made for a better deal. The transaction is unlikely to close until September at the earliest, but how such a large consortium will run the company, and how its members’ respective exit strategies will be managed, is the next big question. Hutchins quickly points out that none of the consortium is thinking of selling, but accepts that it has to be considered. “We came up with a set of arrangements which give each member of the consortium confidence that they can achieve the appropriate exit at the appropriate time while still ensuring unified support for Sungard and its strategy over the long term,” he says. How that will work in practice remains to be seen, but Hutchins argues that the governance of post-LBO Sungard will look better than it would do at a public company. “Here is a collection of the smartest people I know who all have an investment in the business, working on this company as a full-time job,” he says.

About the Transaction

In connection with the proposed merger, on April 12, 2005, SunGard filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.